UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
 __________________________________________________
FORM 8-K
 __________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2016
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 BWX TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
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DELAWARE	001-34658	80-0558025
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 MAIN STREET, 4TH FLOOR
LYNCHBURG, VIRGINIA		24504
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (980) 365-4300

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

-	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
-	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
-	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
-	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 15, 2016, BWX Technologies, Inc. (the "Company") entered into a $200 million accelerated share repurchase agreement (the "ASR Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). The Company will acquire the shares under the ASR Agreement pursuant to its previously announced $300 million share repurchase authorization.

Pursuant to the terms of the ASR Agreement, on September 16, 2016, the Company paid Wells Fargo $200 million in cash and received approximately 4,135,435 shares of the Company’s common stock. The final number of shares to be repurchased will be based on the volume-weighted average stock price of the Company's common stock during the term of the ASR Agreement, less a customary discount. At settlement, under certain circumstances, Wells Fargo may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of common stock or to make a cash payment, at its election, to Wells Fargo. Final settlement of the ASR Agreement is expected to be completed in the first quarter of 2017, although the settlement may be accelerated at Wells Fargo's option.

The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances generally under which the ASR Agreement may be accelerated, extended or terminated early by Wells Fargo and various acknowledgments, representations and warranties.

From time to time, Wells Fargo and/or its affiliates have engaged, or may engage in the future, in investment and/or commercial banking transactions with the Company for which they have received, or may receive, customary compensation, fees and expense reimbursement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Jason S. Kerr
Jason S. Kerr
Vice President and Chief Accounting Officer

Date: September 19, 2016